Exhibit A
SMITHFIELD FOODS, INC.
(the “Company”)

Guidelines for Rule 10b5-1 Trading Plans

These Guidelines for Rule 10b5-1 Trading Plans should be read in conjunction with the Company’s Insider Trading Policy (the “Insider Trading Policy”). Specifically, Section 4 of the Insider Trading Policy provides that transactions made pursuant to an approved Trading Plan (as defined below) will not be subject to the trading windows, retirement plan blackout periods or pre-clearance procedures set forth in the Insider Trading Policy. Terms used in these Guidelines for Rule 10b5-1 Trading Plans and not otherwise defined have the meanings set forth in the Insider Trading Policy.
Rule 10b5-1(c) under the Exchange Act provides an affirmative defense against allegations of insider trading. This affirmative defense is often referred to as a “safe harbor” from such allegations. The Rule 10b5-1(c) safe harbor is available to the Company’s employees, officers and directors who make trades pursuant to a trading “plan” that meets the requirements of the rule. A plan that meets the requirements of the Rule 10b5-1(c) safe harbor is referred to herein as a “Trading Plan.” Trading Plans may be used for purchases, sales, gifts or other transfers of securities.
The Company allows Insiders to enter into Trading Plans, but only if those plans are pre-approved in writing by a Compliance Officer. A Compliance Officer is assigned the job of approving any Trading Plan as to its form. Most brokerage firms will provide a form Trading Plan that is used for all clients.
All Trading Plans adopted, and any amendment to, modification of, or termination of a Trading Plan, must comply with Rule 10b5-1 and must meet the following minimum conditions:
1.Trading Plan Requirements.
a.Plan and Approval. Each Trading Plan proposed to be entered into by an Insider must be approved in writing by a Compliance Officer prior to its effectiveness. To facilitate the approval, any adoption of a Rule 10b5-l Plan must be submitted for pre-clearance at least five business days prior to the entry into the Rule 10b5-l Plan. The Trading Plan must be in writing and signed by the Insider. The Trading Plan must include a written representation by the Insider that they are not aware of any material nonpublic information concerning the Company and that they are adopting the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) and Rule 10b-5 of the Exchange Act. We will keep a copy of each Trading Plan in our files.
b.Timing and Term of Plan. Each Trading Plan used by an Insider must be adopted (a) when the trading window for the Insider is open under our Insider Trading Policy;
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and (b) when the Insider does not otherwise possess material nonpublic information about the Company. Except with the prior written approval of a Compliance Officer, each Trading Plan entered into by any Insider of the Company must be structured to remain in place for at least one year; provided however, a Trading Plan may be less than one year in duration if the plan solely covers either (a) stock options expiring within one year or (b) selling of a portion of the shares upon vesting of restricted stock units in order to primarily cover estimated applicable tax liability. Except with the prior written approval of a Compliance Officer, each Trading Plan entered into by any Insider must be structured to remain in place no longer than two years after the effective date of such plan.
c.Timing of Plan Amendment and Modification; Termination of Plans. Trading Plans may be amended or modified only (a) when the trading window for the Insider is open under our Insider Trading Policy; (b) when the Insider does not possess material nonpublic information about the Company; and (c) with the written approval of a Compliance Officer. Trading Plans may be terminated only; (a) when the Insider does not possess material nonpublic information about the Company; and (b) with the written approval of a Compliance Officer. Any modification and/or termination of a plan must be submitted for pre-clearance at least five business days prior to the modification or termination of the plan.
Executive officers and directors of the Company are advised that any adoption, material modification or termination of a Trading Plan will be reported by the Company at its next quarterly report on Form 10-Q or annual report on Form 10-K, as applicable, filed with the Securities and Exchange Commission; such filing will include the details of such Trading Plan (other than pricing information).
d.Delayed Effectiveness of Adoption or Amendment/Modification. Each Trading Plan used by an Insider must include a “cooling off’ period prior to the first trade.
For executive officers (those officers of the Company who are required by Section 16 of the Exchange Act to file reports on their transactions in the Company’s securities) and members of the Company’s Board of Directors, the Trading Plan must provide that the first transaction executed pursuant to the Trading Plan may not occur until the later of (i) the 91st day after adoption, amendment or modification of the plan and (ii) the third business day following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted, amended or modified. With respect to the period described in clause (ii), the required cooling off period need not exceed 120 days.
For Insiders who are not executive officers or directors, the Trading Plan must provide that the first transaction executed pursuant to the Trading Plan may not occur until 31 days following the adoption, amendment or modification of the Trading Plan, as applicable.
e.Relationships with Plan Broker/Administrator; No Subsequent Influence. Each Trading Plan used by an Insider must provide that the Insider may not communicate any material nonpublic information about the Company to the broker or other third party administering the plan or attempt to influence how the broker or such party executes (or exercises its discretion in executing) orders or other transactions under the Trading Plan in any way.
f.Plan Specifications; Discretion Regarding Transactions Under the Plan. The Trading Plan must authorize the broker or other third party administering the plan to effect the transactions called for by the plan without any control or influence by you. The Trading Plan must specify the material parameters for the transactions to be effected under the plan. For example, for a plan that will provide for the purchase or sale of stock, the plan must specify the amount of stock to be purchased or sold during specified time periods and the price at which such stock is to be purchased or sold, or the plan may specify or set an objective formula (e.g., stock price thresholds) for determining the price and amount of stock to be purchased or sold during specified time periods. The Compliance Officer may require that the specified time periods contained in your Trading Plan during which sales could occur shall not coincide with the specified time periods in similar Trading Plans adopted by other insiders (e.g., to avoid a particular part of a quarter when earnings will be released), or make other arrangements (such as sale volume limitations) to avoid a large number of sales occurring simultaneously or to comply with any required company policy regarding stock ownership.
g.Only One Plan in Effect at Any Time. Unless otherwise approved by a Compliance Officer in situations where having multiple plans in place at one time is permissible under the provisions of Rule 10b5-1, an Insider may have only one Trading Plan in effect at any time. However, an Insider may adopt a new Trading Plan to replace an existing Trading Plan before the scheduled termination date of such existing Trading Plan so long as the new Trading Plan does not become effective prior to the completion of expiration of transactions under the existing Trading Plan, in all cases consistent with Rule 10b5-1, and the new Trading Plan must comply with the cooling off period and other requirements of these Guidelines. In addition, an Insider may have in place an additional Trading Plan in connection with sell-to-cover transactions as necessary to satisfy tax withholding obligations incident to the vesting of a compensatory award from the Company such as restricted stock, restricted stock units or stock appreciation rights and where the Insider does not control the timing of such sales.

h.Limitations on Single Trade Plans. During any 12-month period, an Insider may only enter into one Trading Plan that is designed to effect the purchase or sale or other transfer of the total amount of the Company’s securities covered by the Trading Plan in a single transaction; provided, however, an Insider may have in place an additional non-concurrent single-trade Trading Plan during this same 12-month period in connection with sell-to-cover transactions as necessary to satisfy tax withholding obligations incident to the vesting of a compensatory award from the Company such as restricted stock, restricted stock units or stock appreciation rights and where the Insider does not control the timing of such sales.
i.Suspensions. Each Trading Plan used by an Insider must provide for suspension of transactions under such plan if legal, regulatory or contractual restrictions are imposed on the Insider, or other events occur, that would prohibit transactions under such plan.
j.Compliance with Rule 144. Each Trading Plan used by an Insider must provide for specific procedures to comply with Rule 144 under the Securities Act of 1933, as amended, including the filing of Form 144.
k.Broker Obligation to Provide Notice of Trades. For executive officers and members of the Board of Directors of the Company, each Trading Plan must provide that the broker will provide notice of any transactions under the Trading Plan to the Insider and the Company no later than the close of business on the day of the transaction.
l.Insider Obligation to Make Exchange Act Filings. Each Trading Plan must contain an explicit acknowledgement by such Insider that all filings required by the Exchange Act (e.g, filings required by Section 16 of the Exchange Act), as a result of or in connection with transactions under such plan, are the sole obligation of such Insider and not the Company.
m.Required Footnote Disclosure. Insiders must footnote all trades disclosed on Form 144 and comply with any checkbox requirement on Form 4 to indicate that the trades were made pursuant to a Trading Plan.